                                            EXHIBIT 3.1






                         RESTATED DECLARATION OF TRUST

                                       OF

                        THE PEREGRINE REAL ESTATE TRUST

                               TABLE OF CONTENTS

                                                                                                  PAGE(S)
                                                                                                  -------
  ARTICLE I.  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.1       "Board"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.2       "CalREIT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.3       "Change-in-Control Transaction"  . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.4       "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.5       "Common Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.6       "Conversion Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.7       "Declaration"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.8       "Note Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.9       "Old Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.10      "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.11      "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.12      "Preferred Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.13      "Shareholders" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.14      "Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.15      "Stated Value" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.16      "Trust"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.17      "Trustee" or "Trustees"  . . . . . . . . . . . . . . . . . . . . . . . . .   3
      Section 1.18      "1934 Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

  ARTICLE II.  THE TRUST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      Section 2.1       Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      Section 2.2       Principal Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      Section 2.3       Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      Section 2.4       Investment Objective . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      Section 2.5       Qualification as "Real Estate Investment Trust"  . . . . . . . . . . . . .   4
      Section 2.6       No Partnership Relationship  . . . . . . . . . . . . . . . . . . . . . . .   5
      Section 2.7       Third-Party Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      Section 2.8       Nonliability and Indemnification of Shareholders . . . . . . . . . . . . .   5
      Section 2.9       Responsibility of Trust Agents . . . . . . . . . . . . . . . . . . . . . .   5
      Section 2.10      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      Section 2.11      Notice to Trust Agents . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      Section 2.12      Notice by Trust Agents . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      Section 2.13      Representations and Guarantees . . . . . . . . . . . . . . . . . . . . . .   8
      Section 2.14      Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

  ARTICLE III.  THE TRUSTEES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      Section 3.1       Trustees' General Authority  . . . . . . . . . . . . . . . . . . . . . . .   9
      Section 3.2       Action as Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      Section 3.3       Independence and Term of Trustees  . . . . . . . . . . . . . . . . . . . .   9
      Section 3.4       Removal of Trustees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Section 3.5       Resignation of Trustees  . . . . . . . . . . . . . . . . . . . . . . . . .  11
      Section 3.6       Action by Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
      Section 3.7       By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      Section 3.8       Delegation of Authority  . . . . . . . . . . . . . . . . . . . . . . . . .  12
      Section 3.9       Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      Section 3.10      Use and Effect of Trust Seal . . . . . . . . . . . . . . . . . . . . . . .  12

      Section 3.11      Powers of Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

  ARTICLE IV.  INVESTMENT AND MANAGEMENT OF TRUST ASSETS . . . . . . . . . . . . . . . . . . . . . .    14
      Section 4.1       Investment and Management Policy . . . . . . . . . . . . . . . . . . . . . .    14
      Section 4.2       Permissible Investments  . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      Section 4.3       Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      Section 4.4       Disposition or Encumbrance of Assets . . . . . . . . . . . . . . . . . . . .    15
      Section 4.5       Use of Brokers and Appraisers  . . . . . . . . . . . . . . . . . . . . . . .    15
      Section 4.6       Transactions with Related Parties  . . . . . . . . . . . . . . . . . . . . .    16
      Section 4.7       Approval of Major Transactions . . . . . . . . . . . . . . . . . . . . . . .    17

  ARTICLE V.  SHARES AND SHAREHOLDERS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      Section 5.1       Classes of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      Section 5.2       Preferred Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
            5.2.1       Rank   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
            5.2.2       Dividends    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
            5.2.3       Liquidation Preference . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
            5.2.4       Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 .1     Right to Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 .2     Significant Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                 .3     Election of Trustees   . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
            5.2.5       Conversion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                 .1     Optional Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                 .2     Mandatory Conversion   . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 .3     Conversion Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 .4     Stock Fully Paid; Reservation of Shares  . . . . . . . . . . . . . . . . . .    22
                 .5     Adjustment of Conversion Price   . . . . . . . . . . . . . . . . . . . . . .    23
                        .1       Reclassification, Consolidation or Merger . . . . . . . . . . . . .    23
                        .2       Subdivision or Combination of Shares  . . . . . . . . . . . . . . .    24
                        .3       Certain Dividends and Distributions . . . . . . . . . . . . . . . .    24
                        .4       Issuance of Common Shares at Less Than Conversion Price . . . . . .    25
                        .5       Notice of Adjustments . . . . . . . . . . . . . . . . . . . . . . .    26
                 .6      No Reissuance of Preferred Stock  . . . . . . . . . . . . . . . . . . . . .    26
            5.2.6        Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
            5.2.7        Optional Redemption . .  . . .. . . . . . . . . . . . . . . . . . . . . . .    27
       Section 5.3       Shareholder's Interest in Trust . . . . . . . . . . . . . . . . . . . . . .    27
       Section 5.4       Agreement of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .    27
       Section 5.5       Nonassessability of Shares  . . . . . . . . . . . . . . . . . . . . . . . .    28
       Section 5.6       Issuance of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Section 5.7       Authentication of Certificates  . . . . . . . . . . . . . . . . . . . . . .    28
       Section 5.8       Replacement Certificates  . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Section 5.9       Only Registered Holder Recognized . . . . . . . . . . . . . . . . . . . . .    28
       Section 5.10      Shareholder's Transfer of Shares. . . . . . . . . . . . . . . . . . . . . .    29
       Section 5.11      Transfers by Operation of Law . . . . . . . . . . . . . . . . . . . . . . .    29
       Section 5.12      Trust Agents as Shareholders  . . . . . . . . . . . . . . . . . . . . . . .    29
       Section 5.13      Right to Refuse to Transfer Shares; Acquisition Restriction;
                         Redemption Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

                                       10


       Section 5.14   Cancellation of Old Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

  ARTICLE VI.  DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
       Section 6.1       Declaration and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

  ARTICLE VII.  ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
       Section 7.1       Standard. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
       Section 7.2       Inspection of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
       Section 7.3       Annual Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
       Section 7.4       Interim Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

   ARTICLE VIII.  MEETINGS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
       Section 8.1       Annual Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
       Section 8.2       Special Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
       Section 8.3       Action Without Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
       Section 8.4       Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
       Section 8.5       Effect of Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
       Section 8.6       Record Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
       Section 8.7       Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
       Section 8.8       Voting of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
       Section 8.9       Annual Report   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

  ARTICLE IX.  DURATION OF TRUST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
       Section 9.1       Duration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
       Section 9.2       Early Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
       Section 9.3       Procedure Upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . .    37

  ARTICLE X.  INTERPRETATION AND AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
       Section 10.1      California Laws Govern  . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
       Section 10.2      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
       Section 10.3      Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
       Section 10.4      Amendment Without Shareholder Approval  . . . . . . . . . . . . . . . . . . .    37
       Section 10.5      Recording Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38


RECORDING REQUESTED BY

WHEN RECORDED MAIL TO:

Greenberg, Glusker, Fields,
  Claman & Machtinger
1900 Avenue of the Stars, #2000
Los Angeles, CA 90067
Attention: Gary L. Kaplan, Esq.      (SPACE ABOVE THIS LINE FOR RECORDER'S USE)





                         RESTATED DECLARATION OF TRUST

                                       OF

                        THE PEREGRINE REAL ESTATE TRUST

                        RESTATED DECLARATION OF TRUST
                                      OF
                       THE PEREGRINE REAL ESTATE TRUST


        THIS RESTATED DECLARATION OF TRUST OF THE PEREGRINE REAL ESTATE TRUST, dated and effective as of the date and time of recording in the Office of the County Recorder of Sacramento County, California, by and between DORIS V. ALEXIS, ALBERT S. RODDA, STEVEN H. GOLD, HOWARD E. COHN, and RICHARD RATHFON, hereinafter referred to as the Trustees, and the holders from time to time of shares to be issued hereunder, who become parties hereto and beneficiaries of this Trust by becoming the holders of one or more shares;

         WITNESSETH:

        WHEREAS, by Declaration of Trust dated July 31, 1973 (the "Original Declaration") WILHELM BERGER, ANDREW R. LOLLI, JEAN P. NIELSEN, LYNES DOWNING and G. ROBERT HENRY formed the Commonwealth Equity Trust ("CET");

        WHEREAS, the Original Declaration was amended on February 23, 1981, March 31, 1984, March 30, 1985, and March 28, 1987;

        WHEREAS, the Original Declaration together with the amendments dated February 23, 1981, March 31, 1984 and March 30, 1985 was recorded on January 14, 1987 at Book 87 0114, Page 1908, in the Official Records of Sacramento County, California, and the amendment dated March 28, 1987 was recorded on July 15, 1992 at Book 92 0715, Page 0963 in the Official Records of Sacramento County, California;

        WHEREAS, CET was the debtor in a reorganization proceeding under Chapter 11 of the United States Bankruptcy Code, In re Commonwealth Equity Trust, Case No. 93-26727-11, in the United States Bankruptcy Court for the Eastern District of California (the Court");

        WHEREAS, as part of the plan of reorganization approved by the Court, the Court has ordered that the Original Declaration be amended, restated and superseded in its entirety, as hereinafter set forth, pursuant to that certain Order Approving Third Amended Plan of Reorganization dated August 8, 1994;

        WHEREAS, the Trustees have determined that it is in the best interests of CET to change its name to The Peregrine Real Estate Trust (the "Trust");

        WHEREAS, the Trust is a California real estate investment trust governed by Part 4, Title 3 of the California Corporations Code which provides, at Section 23005, that the provisions of

Corporations Code Sections 1400 and 1402 governing bankruptcy reorganizations also apply to real estate investment trusts;

        WHEREAS, Corporations Code Section 1400, as applied to real estate investment trusts, provides that such a trust has the full power and authority to put into effect and carry out any plan of reorganization and the order of any United States bankruptcy court without further action by its board of trustees or shareholders;


        WHEREAS, DORIS V. ALEXIS, ALBERT S. RODDA, STEVEN H. GOLD, HOWARD E. COHN, and RICHARD RATHFON are the duly elected and acting trustees of the Trust (the "Trustees").

        NOW, THEREFORE, the Trustees hereby declare that they will hold all property of every type and description which they now hold or may acquire hereafter as such Trustees, in trust, to receive the income, interests, rents, and profits thereof and to reinvest them from time to time for the benefit of or distribute them to the holders of the certificates of shares in this Trust in the manner and subject to the terms and conditions contained herein; and that the Original Declaration and the amendments thereto are hereby superseded and of no further force or effect.

                                  ARTICLE I.

                                 DEFINITIONS

        Section 1.1 "Board" shall mean the Trustees of the Trust acting as a Board of Trustees as provided in Article III hereof.

        Section 1.2 "CalREIT" shall mean California Real Estate Investment Trust, an unincorporated California real estate investment trust formed pursuant to that certain Declaration of Trust recorded on June 8, 1981 in Book D 215, Page 250, Instrument D 94227, Official Records of San Francisco County, California, as amended and restated.

        Section 1.3 "Change-in-Control Transaction" shall have the meaning described in 5.2.4.2.

        Section 1.4 "Code" shall mean the United States Internal Revenue Code of 1986 as amended, and any successor statute. Any reference to a provision of the Code or any regulation promulgated thereunder shall include the corresponding provision of any such successor statute or regulation.

        Section 1.5 "Common Shares" shall mean the shares of beneficial interest of the Trust of the class described as Common Shares in Section 5.1.

        Section 1.6  "Conversion Price" shall have the meaning described in
Section 5.2.5.3.

        Section 1.7 "Declaration" and "Declaration of Trust" shall mean this Restated Declaration of Trust of Commonwealth Equity Trust as it now stands and as it may from time to time be supplemented, amended or modified pursuant to the provisions hereof.

        Section 1.8 "Note Agreement" shall mean that certain Second Amended And Restated Note Agreement dated as of October 1, 1994 by and among the Trust, the Noteholders named therein and The Prudential Insurance Company of America as agent for Noteholders.

        Section 1.9  "Old Shares" shall have the meaning described in Section
5.14.

        Section 1.10 "Person" shall include an individual, partnership, firm, group, association, trust, corporation, or other entity.

        Section 1.11 "Plan" shall mean the Third Amended Plan of Reorganization of the Trust filed with the United States Bankruptcy Court for the Eastern District of California on June 9, 1994, and confirmed by such Court by Order dated August 8, 1994.

        Section 1.12 "Preferred Shares" shall mean the shares of beneficial interest of the Trust of the class described as Preferred Shares in Sections
5.1 and 5.2.

        Section 1.13 "Shareholders", unless expressly stated otherwise, shall mean the holders of record of the Trust's outstanding Common Shares or Preferred Shares.

        Section 1.14 "Shares" shall mean the Common Shares and the Preferred Shares.

        Section 1.15   "Stated Value" shall have the meaning described in
Section 5.2.3.1.

        Section 1.16 "Trust" shall mean The Peregrine Real Estate Trust, formerly named Commonwealth Equity Trust, an unincorporated California real estate investment trust created pursuant to this Declaration and Part 4, Title 3 of the California Corporations Code.

        Section 1.17 "Trustee" or "Trustees" shall mean the individuals named in this Declaration as Trustees and any successor Trustees as provided herein. The word "Trustee" wherever it appears throughout this Declaration shall refer to the Trustees of the Trust in their capacity as such Trustees and not personally and shall not refer to the officers, agents, or shareholders of the Trust.

        Section 1.18 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor statute. Any reference to a provision of the 1934 Act, or any rule promulgated thereunder, shall include the corresponding provision of any successor statute or rule.

                                  ARTICLE II.

                                   THE TRUST

         Section 2.1      Name

         The Trust shall be designated as THE PEREGRINE REAL ESTATE TRUST in which name the Trustees may conduct business; make and execute deeds, mortgages, leases, contracts, and other instruments; acquire, mortgage, lease, convey, and transfer real estate and other property; and sue and be sued. Insofar as may be practicable, the business of the Trust shall be conducted and transacted in the name of the Trust.

         Section 2.2      Principal Office

         The principal office of the Trust shall be located at 1300 Ethan Way, Sacramento, California 95825, or at such other places as the Trustees may designate. The Trustees may also establish branch offices in such other places as they may determine.

         Section 2.3      Purpose

         The purpose of the Trust shall be to conduct its business in such a manner so that the Trust qualifies as a "real estate investment trust" as defined in Section 856 of the Code. Notwithstanding the foregoing, however, if circumstances arise in which the Trustees shall deem it advisable to take any action inconsistent with such purpose, they shall have the power to do so. Failure of the Trust to qualify under the foregoing statute shall not in any manner whatsoever invalidate the Trust nor cause the termination of its term.

         Section 2.4      Investment Objective

         The Trustees may invest assets of the Trust pursuant to the powers granted them in Article 3 hereof. The primary investment objective of the Trust shall be to invest in income-producing real estate and related interests, principally, but not limited to, office buildings, shopping centers, industrial and commercial buildings, hotels, apartment houses, and motels.

         Section 2.5      Qualification as "Real Estate Investment Trust"

         So long as the Trustees deem it advisable to establish and maintain the qualification of the Trust as a "real estate investment trust" for federal income tax purposes, the Trustees shall use their best efforts to preserve such qualification. In so doing, the Trustees will be protected in relying on the written advice and opinions of their duly selected lawyers and accountants and upon facts as represented to them in writing by any Shareholder, Trustee, or independent contractor of the Trust. Should the Trust fail or cease to qualify at any such time, the Trustees shall incur no liability to the Shareholders by reason of this event to the extent that their actions were based upon such advice or opinions or such representations. To the extent that their actions were not so based, they shall incur liability to the Shareholders only to the extent that their acts or omissions constitute bad faith, wilful misfeasance, gross negligence, or reckless disregard of duties.

         Section 2.6      No Partnership Relationship

         Nothing contained herein or in any share certificate, and no act done or any writing or agreement made during the continuance of the Trust, shall be construed as, or have the effect of constituting the Trustees, the Shareholders, or any of them or any other person, copartners or otherwise members of any association.

         Section 2.7      Third-Party Reliance

         Any act done by the Trustees or under their authority shall, as to third parties dealing in good faith with the Trust, be conclusively deemed to be within the purposes of the Trust and within the powers and authority of the person or person acting.

         Section 2.8      Nonliability and Indemnification of Shareholders

         All persons dealing with or having any claim against the Trustees or any officer, agent or employee of the Trust shall look only to the Trust for the payment of any debt, claim, obligation or damages, or of any money or other thing that might become due or payable in any way, whether founded upon contract, tort, or otherwise, and no Shareholder shall be personally or individually liable therefor. Every written contract to which the Trust is a party shall include a provision that the Shareholders not be personally liable thereon. The Trustees shall maintain adequate liability insurance for the protection of the Trust and those connected therewith. Each Shareholder shall be entitled to pro rata indemnity from the Trust's assets if, contrary to the provisions hereof, such shareholder is held personally liable for any obligation of the Trust.

         Section 2.9      Responsibility of Trust Agents

         No Trustee, officer, employee or agent of the Trust shall be liable to the Trust or to any other person for any act or omission except for his own willful misfeasance, bad faith, gross negligence or reckless disregard of duty or his failure to act in good faith in the reasonable belief that his actions are in the best interests of the Trust. The Trustees, officers, employees and agents of the Trust in incurring any debts, liabilities or obligations, or in taking or omitting any other action for or in connection with the

Trust are, and shall be deemed to be, acting as Trustees, officers, employees or agents of the Trust and not in their own individual capacities. Notwithstanding any provision to the contrary, no Trustee, officer, employee or agent of the Trust shall be liable for any debt, claim, demand, judgment, decree, liability or obligation of any kind in tort, contract or otherwise of, against or with respect to the Trust arising out of any action taken or omitted for or on behalf of the Trust, and the Trust shall be solely liable therefor and resort shall be had solely to the assets of the Trust for the payment or performance thereof. The Trustees shall obtain at the expense of the Trust and shall file with the Trust and maintain thereafter a good and sufficient fidelity bond, by a corporate surety qualified to do business in California.

         Section 2.10  Indemnification

         Any person made a party to any action, suit or proceeding or against whom a claim or liability is asserted by reason of the fact that he, his testator or intestate was or is a Trustee, officer, employee or agent of the Trust or active in such capacity on behalf of the Trust shall be indemnified and held harmless by the Trust against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion. Notwithstanding the above, no person shall be so indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated, or, in case of settlement, which in the opinion of counsel for the Trust would, if adjudicated, have likely been adjudicated to have arisen out of or been based upon such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his failure to act in good faith in the reasonable belief that his action was in the best interests of the Trust. Any person seeking indemnification under this provision must demonstrate to the satisfaction of the Trustees that such person (1) gave prompt notice to the Trust of the claim, alleged liability, action, suit or proceeding, and (2) has executed such documents, and taken such action as to permit the Trust to conduct the defense or settlement of any such claim, alleged liability, action, suit or proceeding. Such rights of indemnification and reimbursement shall be satisfied only out of the assets of the Trust.

         The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse such person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such rights of a Trustee to contribution as may be available under applicable law. The Trustees may make advance payments in connection with indemnification under this section provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification. For purposes of this section, any investment advisor, investment manager or independent property manager of the Trust shall be considered an agent of the Trust.

         In order to carry out the intent and purposes of this section, the Trust shall have the power to enter into individual indemnification agreements with any person or entity entitled to be indemnified under this section, without specific approval thereof by the Shareholders of the Trust, provided that the substantive provisions of any such agreement shall be consistent in all material respects with the provisions of this section at the time such agreement is entered into. The terms of any such agreement need not be identical to the terms of any other such agreement and any such agreement which has been entered into may subsequently be amended or changed by mutual agreement of the parties thereto, without specific approval thereof by the Shareholders of the Trust, so long as at the time such agreement is entered into or amended or changed, as the case may be, its substantive provisions are consistent in all material respects with the provisions of this section.

         The Trust shall have the power to use the assets of the Trust to establish arrangements for funding its indemnification obligations under this section, including but not limited to depositing assets in trust funds, obtaining bank letters of credit in favor of indemnified persons or entities, purchasing policies of insurance or establishing specific reserve accounts and otherwise funding special self-insurance arrangements for these purposes.

         Section 2.11  Notice to Trust Agents

         No notice to the Trustees or any officer of the Trust shall be effective for any purpose unless given in writing, and until the same is received.

         Section 2.12  Notice by Trust Agents

         Any notice required or permitted by this Declaration or by law to be given by the Trustees or by any officer or authorized agent of the Trust, shall be conclusively deemed to have been given when such notice is enclosed in an envelope addressed to the proper person at the last address shown in the records of the Trust, and such envelope is deposited in the United States mail, postage prepaid; and the date of mailing shall be deemed the date such notice is given. All distributions from Trust assets may be made by mailing the same in like manner.

         Section 2.13  Representations and Guarantees

         No officer, agent, representative or employee of the Trust or of the Trustees, nor anybody other than the Trustees, has authority to make any representations or guarantees concerning the Trust; nor shall any Trustee or officer of the Trust be responsible for or with respect to the validity or sufficiency of the Trust or of the share certificates issued hereunder; nor has any such officer, agent, representative, employee or other person any authority to change the terms and conditions of the Trust or any certificates issued hereunder, or to bind the Trust or its agents by any representation, statement, agreement or interpretation, written or oral, not contained herein or in such certificate.

         Section 2.14     Merger

         As provided in California Corporations Code Section 23006, the Trust is hereby specifically authorized to merge with one or more real estate investment trusts, with any participating trust as the surviving trust, pursuant to the provisions of this Section 2.14. The trustees of each trust which desires to merge shall approve an agreement of merger. The constituent trusts shall be parties to the agreement of merger and other persons may be parties to the agreement of merger. The agreement shall state all of the following:

                 2.14.1   The terms and conditions of the merger.

                 2.14.2 The amendments to the declaration of trust of the surviving trust to be effected by the merger, if any; if any amendment changes the name of the surviving trust the new name may be the same as or similar to the name of a disappearing trust subject to Corporations Code Section 201(b).

                 2.14.3 The name and place of organization of each constituent trust and which of the constituent trusts is the surviving trust.

                 2.14.4 The manner of converting the shares of each of the constituent trusts into shares or other securities of the surviving trust and, if any shares of any of the constituent trusts are not to be converted solely into shares or other securities of the surviving trust, the cash, property, rights, or securities of any entity which the holders of those shares are to receive in exchange for the shares, which cash, property, rights or securities of any entity may be in addition to or in lieu of shares or other securities of the surviving trust, or that the shares are canceled without consideration.

                 2.14.5 Such other details or provisions as are desired, if any, including, without limitation, a provision for the payment of cash in lieu of fractional shares or for any other arrangements with respect thereto consistent with the provisions of Corporations Code Section 407 relating to fractional shares.

                 Each share of the same class or series of any constituent trust (other than the cancellation of shares held by a constituent trust in another constituent trust) shall, unless all shareholders of the class or series consent and except as provided in corporations Code Section 407, be treated equally with respect to any distribution of cash, property, rights or securities.

                                  ARTICLE III.

                                  THE TRUSTEES

         Section 3.1      Trustees' General Authority

         Except as in this Declaration expressly otherwise provided, the business, affairs and assets of the Trust shall be entrusted to the exclusive management and control of the Trustees. The Trustees shall exercise their powers hereunder in good faith and for the exclusive benefit of the shareholders.

         Section 3.2      Action as Board

         In managing the business, affairs and assets of the Trust, the Trustees shall act as a Board of Trustees. One member of the Board shall be designated to serve as Chairman of the Board for such term as the Board fixes. The full Board shall not be less than five nor more than thirteen, the number to be established by resolution of the Board from time to time, subject to
Section 3.3.3. Ownership of all Trust assets, legal, equitable or both, shall be vested jointly in those Trustees in office at any time. A successor Trustee shall succeed immediately upon accepting office to the interest of his predecessor, without the necessity of any transfer or conveyance.

         Section 3.3      Independence and Term of Trustees

                 3.3.1 A majority of the Trustees shall not be an affiliate or associate of the investment manager or advisor of the Trust or with any person who is an affiliate or associate of such investment manager or advisor. The terms "affiliate" and "associate" shall have the meaning assigned to them in Rule 12b-2 under the 1934 Act; provided, that a person shall not be deemed to be an affiliate or associate of any other person solely by reason of being a Trustee or officer of the Trust.

                 3.3.2 Subject to the terms of Sections 3.3.3 and 5.2.4.3, relating to voting rights of the Preferred Shares, and Section 8.8.4, relating to cumulative voting for Trustees, Trustees shall be elected by a vote of a majority of the Common Shares represented in person or by proxy at the annual meeting of Shareholders. Subject to the terms of Sections 3.4 and 3.5, each Trustee so elected shall serve until his term of office expires and until the election and qualification of his successor. Each Trustee shall qualify following his election, whether by the Shareholders or by the remaining Trustees, by filing a notice of acceptance with the Trustees. The secretary of the Trust and the Chairman of the Trustees shall, from time to time when necessary to reflect any changes, execute and file for record an instrument which sets forth the then existing membership of the Trustees.

                 3.3.3 So long as any Preferred Shares shall be outstanding, the authorized number of Trustees shall be five, none of whom need be Shareholders and each of whom is to be elected for a term ending upon the next succeeding annual meeting of Shareholders and his successor being elected and qualified, subject to earlier termination as provided below. The holders of at least a majority of the then outstanding Preferred Shares shall be entitled to elect one Trustee (the "Preferred Designee"); provided that if no Trustee is elected by the holders of a majority of the then outstanding Preferred Shares, the unfilled position shall be left vacant. The other Trustees (the "Other Trustees") shall be elected by the holders of all of the then outstanding Common Shares. The person so elected as the Preferred Designee, together with such persons elected as the Other Trustees, shall constitute the duly elected Trustees of the Trust.

                 3.3.4 Notwithstanding anything to the contrary in this Declaration, Frank A. Morrow, John McMahan, E. Lawrence Hill, Jr., John F. Salmon and Kenneth T. Seeger are hereby designated as Trustees to serve from the date hereof until their successors are elected at the next annual meeting of Shareholders and qualified. During the period commencing on the date of this Declaration until the date of the first annual meeting of Shareholders, any of these designated Trustees may only be removed for cause pursuant to
Section 3.4.2 below.

         Section 3.4      Removal of Trustees

         A Trustee may be removed from office at any time either:

                 3.4.1

                          .1      if such Trustee is an Other Trustee, with or
without Cause (as hereinafter defined) by the vote or written consent of either (A) seventy-five percent (75%) of the Trustees then in office and a majority of the outstanding Common Shares of the Trust entitled to vote, or (B) sixty-six and two-thirds percent (66-2/3%) of the outstanding Common Shares of the Trust entitled to vote; provided, however, that the Trustee shall not be removed if the number of votes cast against removal (or not consenting in writing to such removal) would be sufficient to elect the Trustee if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all Common Shares entitled to vote were voted) and the entire number of Trustees to be elected by holders of the Common Shares at the time of the Trustee's most recent election were then being elected; and

                          .2      if such Trustee is a Preferred Designee, with
or without Cause by the vote or written consent of a majority of the outstanding Preferred Shares, or

                 3.4.2 with Cause by the vote or written consent of all remaining Trustees.

For purposes of this Section 3.4, Cause shall mean having been declared of unsound mind by an order of court or convicted of a felony.

         Section 3.5      Resignation of Trustees

         Any Trustee may resign his office by an instrument in writing signed by him and delivered to the Board of Trustees, which resignation shall take effect after such delivery and on the date indicated in such instrument; provided, that such resignation shall not become effective until a copy of such instrument shall have been duly filed for record by such resigning Trustee.

         Section 3.6      Action by Trustees

         A majority of the Trustees in office at any one time, but not less than three Trustees, shall constitute a quorum at any meeting of the Board of Trustees. Meetings of the Trustees shall be held from time to time upon the call of the Chairman of the Board or any two Trustees; provided, however, that prior to the annual meeting of Shareholders to be held during calendar year 1996, the Board shall meet no less frequently then once during each quarter of each fiscal year of the Trust. Notice of any meeting shall be given at least 3 days before the meeting. The Trustees shall act pursuant to the vote or written consent, with or without a meeting, of more than half their number in office at any one time. No action of the Board shall be effective without a meeting unless all Trustees then in office shall sign, before or after such action is taken, a written consent to such action and waiver of meeting; provided, however, that the lack of such consent and waiver shall not be raised to defeat the rights of any third party who has in good faith relied upon such action. In case of the death or resignation of one or more Trustees, or vacancies occurring in the Board of Trustees for any reason, the vacancies so created may be filled (i) with respect to an Other Trustee by the Other Trustee or Other Trustees remaining in office at the time, and (ii) with respect to the Preferred Designee, by the holders of a majority of the Preferred Shares, and each new Trustee shall serve for the unexpired term of his predecessor and until the election and qualification of his successor. No vacancy on the Board of Trustees shall operate to diminish the powers of the Trustee or Trustees remaining in office. The provisions of this Section 3.6 relating to call and notice of meetings of the Trustees may be varied by By-Laws adopted by the Trustees.

         Section 3.7      By-Laws

         The Trustees may adopt and from time to time amend or repeal By-Laws for the conduct of their business, and in such By-Laws may define the duties of their officers, agents, employees and representatives.

         Section 3.8      Delegation of Authority

         The Trustees may appoint one or more committees from their number and delegate to such committees any of the powers and authority of the Board of Trustees in the management of the business, affairs and assets of the Trust, except the power to declare dividends and initiate amendments to this Declaration. The Trustees shall appoint, and from time to time fix the compensation and duties of a Chairman of the Board of Trustees, who shall be a Trustee, each of whom shall hold his office at the pleasure of the Board of Trustees. The Trustees may appoint such other officers and employ or otherwise contract with such other persons as the Trustees in the exercise of their discretion may deem necessary or desirable to achieve the purposes of the Trust. The Trustees may delegate to any Trustee(s), officer(s), employee(s) or agent(s), the authority to act in behalf of the Trust, including without limitation the authority to execute any contract, agreement, document, conveyance, deed, deed of trust, mortgage, release, or other written instruments.

         Section 3.9      Compensation

         The Trustees, the secretary, and every other person appointed, employed or otherwise engaged to assist in the execution of the Trust, shall receive such compensation from the assets of the Trust for their respective services to the Trust as shall be fixed from time to time by the Board of Trustees.

         Section 3.10     Use and Effect of Trust Seal

         The secretary or other officer designated by the Trustees shall have custody of the seal of the Trust. As to any person relying thereon in good faith, the impression of the seal of the Trust upon a document or writing bearing the handwritten signature of the secretary, or of any assistant secretary, shall conclusively evidence that such document or writing was duly executed pursuant to authority granted by the Board of Trustees and this Declaration.

         Section 3.11    Powers of Trustees

         The Trustees shall have full and absolute power, control and authority over all Trust assets held by or for them hereunder, and over the business and affairs of the Trust, to the same extent as if they were the sole owners of such assets and such business in their own right, subject only to the limitations herein expressly stated. Without limitation of the generality of the foregoing, the Trustees shall have power:

                 3.11.1 To design and adopt a seal of the Trust, and to change the same from time to time; to locate and relocate the principal office of the Trust; and from time to time to change the name of the Trust, and under such name to make and execute contracts and all kinds of instruments, conduct business, acquire and convey real or personal property, and sue or be sued;

                 3.11.2 To solicit proxies of the Shareholders; to declare and effect Share dividends and splits; and when good reason appears therefor, to require that outstanding certificates be handed in to the Trust in exchange for new certificates;

                 3.11.3 To issue from time to time, without the necessity of a prior offering thereof to existing Shareholders, Shares of the Trust in addition to any then outstanding, issuing the same to such party or parties, for such property or consideration, at such time or times, and on such terms as the Trustees deem best, and in so doing, to allow or eliminate fractional shares, in their discretion;

                 3.11.4 To acquire and dispose of assets, and otherwise conduct the business of the Trust, in any part of the United States of America and any of the territories or possessions thereof and in Canada; and to cause to be organized or assist in organizing, under the laws of any jurisdiction, such corporations, trusts, associations, or organizations having such rights, powers and discretion as they deem desirable for Trust purposes;

                 3.11.5 To take out policies of insurance at the expense of the Trust, including without limitation of the foregoing, liability, life, errors and omissions, fire and casualty insurance including workers' compensation insurance, covering such persons, property and contingencies and in such amounts as they deem proper;

                 3.11.6 To lease property to or from others for a term extending beyond the possible termination of the Trust; to acquire and deal absolutely with property of any description, real or personal; and to lend and borrow money and incur indebtedness for the purposes of the Trust, and cause to be executed and delivered therefor promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecation or other evidences of debt and securities therefor;

                 3.11.7 To exercise all rights, powers and privileges relating to the ownership of any stock, bonds or other securities forming part of Trust assets;

                 3.11.8 To employ such assistance, at such compensation, as they deem expedient in the transaction of the business of the Trust;

                 3.11.9 To determine conclusively whether any monies, obligations, securities or other properties of the Trust are to be considered as principal or income, and in what manner any expenses or disbursements are to be charged as between principal and income, or as between earnings, surplus and capital, as the case may be;

                 3.11.10 To determine the fiscal year and the accounting procedures of the Trust, and to change the same from time to time;

                 3.11.11 To compromise or settle claims of or against the Trust; and to take such action, legal or otherwise, as appears to them necessary or desirable in the interests of the Trust and the shareholders, and in so doing to pay the expenses thereby incurred in good faith, including counsel fees, from the funds of the Trust;

                 3.11.12 To determine the proper interpretation of any provision of this Declaration or By-Laws of the Trust; and

                 3.11.13 To do all acts and undertake all things which in their judgment are necessary, convenient or appropriate to promote the purposes of the Trust, although such acts or things are not specifically mentioned in this Declaration.

                                  ARTICLE IV.

                   INVESTMENT AND MANAGEMENT OF TRUST ASSETS

         Section 4.1      Investment and Management Policy

         It is intended that the Trust shall be a "real estate investment trust," as that term now is, or as it or substitute designations later may be, defined by the Code. The Trustees shall endeavor to manage the Trust and to invest its assets, and to make distributions to shareholders therefrom, in such manner as to comply with all valid state and federal laws, rules, regulations and orders pertaining to the Trust, and to take advantage of tax benefits, whether federal, state or local, from time to time afforded to "real estate investment trusts" or shareholders thereof provided, however, that notwithstanding the preceding provisions, the Trustees shall at all times take such action under the Trust as in their judgment will best serve the interests of the Trust and of the Shareholders.

         Section 4.2      Permissible Investments

         Trust assets shall consist principally of ownership interests in income-producing real property. Such real property may be located in any state, territory or possession of the United States (including the District of Columbia) and shall be comprised for the most part of office buildings, apartment buildings, shopping centers, or other multiple-residential, commercial or industrial properties. Secondary investments of Trust assets may be of such nature and of such extent as the Trustees may determine, having in mind the best interests of the Trust and of the shareholders. Other things being equal, Trust investments shall be chosen for their best overall return on investment, including both income production and appreciation potential, among other factors; but this principle shall be understood to be intended only as a general guide to assist the Trustees in the exercise of their discretion.
Funds may be accumulated or invested temporarily until such times as more suitable investments are available. The Trust may also participate in joint ventures and may purchase or merge with other real estate investment trusts and companies, provided the assets and investments of said joint ventures, trusts and companies are permissible hereunder. Undivided interests in property may be acquired for the Trust, and encumbered property may be acquired subject to, or with assumption of, the underlying indebtedness.

         Section 4.3      Maintenance of Assets

         The Trustees, on behalf of the Trust, shall themselves or through agents or independent contractors, incur all expenses and make all expenditures necessary or desirable for the protection, improvement, maintenance, repair, alteration, efficient operation, or ready marketability of any asset of the Trust.

         Section 4.4      Disposition or Encumbrance of Assets

         The Trustees shall have full discretion in retaining, selling, exchanging or encumbering any asset of the Trust, or any interest in any such asset.

         Section 4.5      Use of Brokers and Appraisers

         Subject to the provisions of Section 4.7 hereof, the Trustees may employ at the expense of the Trust the services of any person, including any real estate or securities broker, for the purpose of appraising, acquiring, encumbering or disposing of assets of the Trust.

         Section 4.6      Transactions with Related Parties

                 4.6.1 The Trust shall not engage in any Material Transaction with a Related Party unless the Material Transaction has, after disclosure of the interest of the Related Party, been approved or ratified by a majority of the Trustees who are neither affiliates nor associates of the Related Party. All such transactions shall be fair and reasonable to the Trust and its Shareholders as a whole at the time of authorization, and be on terms at least as favorable to the Trust as terms that would have been obtainable from a person other than a Related Party. This section shall not apply to any purchase or sale of securities issued by the Trust and registered with the Securities and Exchange Commission except to the extent that a person who is a Large Shareholder immediately before or after the transaction has a direct or indirect interest in such purchase or sale of securities.

                 4.6.2 No Related Party shall directly or indirectly receive any material remuneration in connection with any Material Transaction involving the Trust unless the terms for the payment of such remuneration have been approved or ratified by a majority of the Trustees who are neither affiliates nor associates of any person receiving such remuneration. Payment of any such remuneration shall be on terms which are fair and reasonable to the Trust and its shareholders as a whole at the time of authorization; such terms may include, without limitation, deduction of such payments from the remuneration otherwise payable to a Related Party.

                 4.6.3 The Trustees entitled to approve a transaction or terms for the payment of remuneration under subsections 4.6.1 or 4.6.2 above shall be entitled in their discretion to retain, at the Trust's expense, independent appraisers, investment bankers, legal counsel, accountants and other professional consultants or advisors to assist them in their determination.

                 4.6.4    For purposes of this Section 4.6:

                          .1      The term "Related Party" shall mean any
present or former Trustee, officer, Large Shareholder, investment manager or advisor of the Trust, or any affiliate or associate of such person.

                          .2      The term "Material Transaction" shall
include, without limitation, any purchase, sale, loan, lease, pledge, exchange or other transfer of Trust assets or securities, and any merger, consolidation, reorganization, joint venture, partnership or other entity involving the Trust.

                          .3      The term "Large Shareholder" means any person
who is the beneficial owner (within the meaning of Rule 13d-3 under the 1934
Act) of five percent (5%) or more of the outstanding Common Shares or Preferred Shares of the Trust entitled to vote in the election of Trustees after including among his shares those owned by an affiliate or associate.

                          .4      The terms "affiliate" and "associate" shall
have the meanings assigned to them in Rule 12b-2 under the 1934 Act; provided, that a person shall not be deemed to be an affiliate or an associate of any other person solely by reason of being a Trustee or officer of the Trust.

         Section 4.7      Approval of Major Transactions

         Subject to additional requirements and restrictions of this Declaration and the voting rights of holders of Preferred Shares pursuant to
Section 5.2.4.2,

                 4.7.1 at any time when the Trust is qualified as a real estate investment trust under the Code, no action shall be taken by the Trust which would foreseeably cause the Trust to fail so to qualify as a real estate investment trust under the Code, notwithstanding Section 4.1, and

                 4.7.2 the Trust shall not be incorporated, merged into another entity, consolidated with one or more entities into a new entity, reorganized as a new entity, liquidated or dissolved, notwithstanding Section 4.2; provided, however, that the Trust may merge or consolidate with CalREIT without obtaining the approval otherwise required pursuant to this Section 4.7, and

                 4.7.3 all or substantially all of the assets, properties, or businesses of the Trust shall not be sold, leased, transferred, conveyed, exchanged or otherwise disposed of, notwithstanding Section 3.11, except upon the affirmative vote or written consent of seventy-five percent (75%) of the outstanding Common Shares of the Trust entitled to vote.

                                   ARTICLE V.

                            SHARES AND SHAREHOLDERS

         Section 5.1      Classes of Shares

         The Trustees are authorized to issue two classes of Shares to be designated "Common Shares" and "Preferred Shares" respectively. The total number of Shares which the Trust is authorized to issue is Seventy-Five Million (75,000,000), of which Fifty Million (50,000,000) Shares shall be Common Shares and Twenty-Five Million (25,000,000) Shares shall be Preferred Shares. The Trustees shall not be authorized to issue any Shares which do not have the right to vote for election of Trustees.

         Section 5.2      Preferred Shares

         The designations, voting powers, preferences and relative, participating, optional and other special rights of the shares of the Preferred Shares and the qualifications, limitations or restrictions thereof are as follows:

                 5.2.1 Rank. The Preferred Shares shall, with respect to dividend rights and rights on redemption and on liquidation, winding up and dissolution, rank prior to any other equity securities of the Trust, including Common Shares (all of such equity securities of the Trust to which the Preferred Shares rank prior are collectively referred to in this Section 5.2 as the "Junior Shares").

                 5.2.2 Dividends. The holders of Preferred Shares shall be entitled to receive, when and as declared by the Trustees out of funds legally available therefor, cumulative dividends payable in cash at a rate of 10% per annum of the Stated Value (as hereinafter defined), provided that until and including September 30, 1998, dividends may, at the option of the Trustees, be paid in Preferred Shares issued by the Trustees, Preferred Shares issued as payments of dividends shall be valued at the Stated Value. Such dividends shall be payable quarterly on the last day of each March, June, September and December commencing on the first of such dates to occur after the first Preferred Shares are initially issued. Dividends shall accrue on each Preferred Share from the date of issuance thereof and shall accrue from day to day, whether or not earned or declared. Accrued but unpaid dividends shall increase at a compounding rate equal to 10% per annum compounded quarterly.

Dividends paid on the Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such Preferred Shares shall be allocated pro rata on a share-by-share basis among all such Preferred Shares at the time outstanding. The Trustees may fix a record date for the holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 30 days prior to the date fixed for payment thereof. During such time as any Preferred Shares are outstanding, the Trustees shall not declare, pay or set apart for payment any dividend on any Junior Shares or make any payment on account of, or set apart money for a sinking or other similar fund or make any payment for, the purchase, redemption or other retirement of, any Junior Shares or any warrants, rights, calls or options exercisable for or convertible into any Junior Shares, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or Shares of the Trust or other property (other than distributions or dividends in Junior Shares to the holders of Junior Shares), and shall not permit any corporation or other entity directly or indirectly controlled by the Trustees to purchase or redeem any Junior Shares or any warrants, rights, calls or options exercisable for or convertible into any Junior Shares, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, the full cumulative dividends on all outstanding Preferred Shares shall have been paid in full or contemporaneously are declared and paid through the most recent dividend payment date.

                 5.2.3    Liquidation Preference.

                          .1      In the event of any voluntary or involuntary
liquidation, dissolution or winding up of the affairs of the Trust, the holders of the Preferred Shares then outstanding shall be entitled to be first paid out of the assets of the Trust available for distribution to its Shareholders an amount in cash equal to Two Dollars ($2.00) per Preferred Share (the "Stated Value"), plus an amount equal to all dividends (whether or not earned or declared) on such Shares accrued and unpaid thereon to the date of final distribution, before any payment shall be made or any assets distributed to the holders of any Junior Shares. Except as provided in the preceding sentence, holders of the Preferred Shares shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Trust. If, upon any such liquidation, dissolution or winding up of the affairs of the Trust, the remaining assets of the Trust available for distribution to its Shareholders shall be insufficient to pay the holders of the Preferred Shares the full amount to which they shall be entitled, the holders of the Preferred Shares shall share ratably in any distribution of the remaining assets and funds of the Trust in proportion to the respective amounts which would otherwise be payable in respect of the Shares held by them upon such distribution if all amounts payable on or with respect to such Preferred Shares were paid in full.

                          .2      For the purposes of this Section 5.2.3,
neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Trust nor the consolidation or merger of the Trust with one or more other entities shall be deemed a liquidation, dissolution or winding up, voluntary or involuntary.

                 5.2.4    Voting Rights.

                          .1      Right to Vote.  Except as otherwise expressly
provided herein, or by law, the holders of Preferred Shares shall have no voting rights. In the event that the holders of Preferred Shares shall have the right to vote, each person in whose name Preferred Shares shall be registered on the record date for determining the holders of the Preferred Shares entitled to vote at any meeting of Shareholders (or adjournment thereof) or to consent to Shareholder action in writing without a meeting shall be entitled to, at such meeting or with respect to such action, one vote for each Common Share of the Trust into which each Preferred Share registered in the name of such person on such record date could be converted (with any fractional Share determined on an aggregate conversion basis being rounded to the nearest whole Share).

                          .2      Significant Events.  During such time as any
Preferred Shares are outstanding, the Trustees shall not, without the affirmative vote or consent of the holders of at least a majority of the issued and outstanding Preferred Shares voting together as a separate class, (A) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of Shares ranking on a parity with or prior to the Preferred Shares, either as to dividends or redemption or upon voluntary or involuntary liquidation, dissolution or winding up; (B) increase the authorized Shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any Preferred Shares, except to pay dividends on the issued and outstanding Preferred Shares as provided in
Section 5.2.2 above; (C) amend, alter, waive the application of, or repeal (whether by merger, consolidation or otherwise) any provision of the Declaration, enter into any agreement or take any other action which in any manner would alter, change or otherwise adversely affect the powers, rights or preferences of the Preferred Shares; (D) effect the reorganization, liquidation, dissolution or winding up of the Trust, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Trust, or the merger or consolidation of the Trust with or into any other entity other than CalREIT; (E) take any action which would cause a dividend or other distribution to be deemed to be received by the holders of the Preferred Shares for federal income tax purposes unless such dividend or other distribution is actually received by such holders; (F) cause the occurrence of a Change-in-Control Transaction (as hereinafter defined), including through issuance of additional Securities; or (G) at any time after October 1, 1998, when the Trust has not paid, when due, cash dividends specified in Section
5.2.2 for a period of three consecutive quarters, incur any indebtedness, whether recourse or non-recourse, other than indebtedness described in Section
6.5 of the Note Agreement. As used in this Section 5.2.4.2, "Change-in-Control Transaction" means any transaction or series of related transactions, involving the Trust, holders of any class of Shares or both, resulting in any person or group of persons acting in concert who were not theretofore the holder or holders of voting securities enabling the holder or holders thereof to cast more than a majority of the votes which may be cast for the election of Other Trustees (as defined in Section 3.3.3) becoming the holder or holders of at least such amount of voting securities (for such purpose, treating instruments or securities issued in such transaction which are convertible into or exchangeable or exercisable for voting securities as being so converted, exchanged or exercised upon issuance, regardless of the terms thereof); provided, however, that any transfer of voting securities of the Trust by persons (including, without limitation, any affiliate, agent, or control person of such persons) who are, or at any time have been, holders of Preferred Shares, shall not constitute all or any part of a Change-In-Control Transaction. A person shall not be considered as acting in concert with any other person for this purpose unless such persons bear a relationship described in either Section 267(b) or 707(b) of the Code.

                          .3      Election of Trustees.  The right of holders
of Preferred Shares to elect the Preferred Designee as a Trustee is set forth in Section 3.3.3.

                    5.2.5    Conversion.

                          .1      Optional Conversion.  As long as Mandatory
Conversion has not occurred, the Trustees shall have the right, at their option, to cause the conversion of all of the outstanding Preferred Shares into Conversion Shares (as defined below) upon the issuance in a single offering or transaction (the "New Issuance") by the Trust of Common Shares and/or any equity securities convertible into or exchangeable or exercisable for Common Shares for an aggregate purchase price equal to or greater than an amount equal to 150% of the sum of (A) the aggregate Stated Value of all Preferred Shares then outstanding as of the date that the optional conversion occurs (the "Conversion Date") and (B) the amount of unpaid dividends accrued on all Preferred Shares then outstanding to the Conversion Date. The conversion right granted by this Section 5.2.5.2 may be exercised by the Trust by giving written notice of its election to exercise such conversion right by United States certified or registered mail, postage prepaid, mailed not more than 30 days thereafter to all holders of record of the then outstanding Preferred Shares at such holders' addresses shown on the books of the Trust. Each such notice shall state the proposed Conversion Date (which date shall not be fewer than 10 days more than 30 days after the date notice thereof is received), the number of Common Shares to be delivered per Preferred Share converted and the place or places where certificates of Preferred Shares are to be surrendered for conversion. From and after the Conversion, each certificate of Preferred Shares shall be deemed to represent only the Common Shares into which such Preferred Shares have been converted. The holder of such certificates shall surrender such certificates for conversion upon and pursuant to the request of the Trust. The number of whole Common Shares to be delivered to each holder of Preferred Shares upon an Optional Conversion shall be computed by dividing (1) the aggregate Stated Value of those Preferred Shares held by each such holder by (2) an amount equal to 80% of the purchase price per Common Share included in the New Issuance securities. (For such purpose, to the extent that the New Issuance securities are equity securities convertible into or exchangeable or exercisable for Common Shares, such New Issuance securities shall be treated as having been converted, exchanged or exercised as of the date of the New Issuance even if not by their terms then convertible, exchangeable or exercisable.) At the time of an Optional Conversion of Preferred Shares, the Trust shall pay in cash to the holder thereof an amount equal to all unpaid dividends accrued thereon to the date of conversion. Each Preferred Share certificate surrendered for conversion shall be endorsed by its holder.

                          .2      Mandatory Conversion.  All of the outstanding
Preferred Shares shall, without any further action by the holders thereof, convert into Conversion Shares (a "Mandatory Conversion") upon the occurrence of any event specified in Section 5.2.6 and the failure by the Trust to redeem all issued and outstanding Preferred Shares (and to pay in cash an amount equal to all unpaid dividends accrued thereon to the date of redemption) within 10 days after the occurrence of any such event. The number of Common Shares to be delivered to each holder of Preferred Shares upon a Mandatory Conversion pursuant to this Section 5.2.5.2 shall be computed by dividing (1) the aggregate Stated Value of such holder's Preferred Shares, plus an amount equal to all accrued but unpaid dividends on such person's Preferred Shares by (2) the then applicable Conversion Price (as defined in Section 5.2.5.3) for such holder's Preferred Shares. In the event of a Mandatory Conversion pursuant to this Section 5.2.5.3, the Trust shall forthwith transmit to each holder of Preferred Shares notice thereof in reasonable detail, together with certificates for the shares of Common Shares issued as a result thereof, dated the date of such Mandatory Conversion against delivery of the certificates representing the Preferred Shares to be converted, and such holders shall be deemed for all purposes to be the holders of such Common Shares as of the date and time of such Mandatory Conversion.

                          .3      Conversion Price.  For the purposes of
conversion under Section 5.2.5.2, the Preferred Shares shall be converted into Common Shares (the "Conversion Shares") at the price per Share of $2.00 per Conversion Share ("Conversion Price"), subject to adjustment pursuant to the provisions of Section 5.2.5.5.

                          .4      Stock Fully Paid; Reservation of Shares.  All
Common Shares which may be issued upon the conversion of Preferred Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all liens and charges with respect to the issue thereof. At all times that any Preferred Share is outstanding, the Trust shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Preferred Shares then outstanding at the then effective conversion price. Without limiting the generality of the foregoing, if at any time the conversion price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Preferred Shares shall be appropriately increased.

                          .5      Adjustment of Conversion Price.  The
Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as set forth in the following paragraphs; provided, however that the issuance of Common Shares pursuant to any conversion of Preferred Shares under this Declaration shall not result in any adjustment of the Conversion Price pursuant to this Section 5.2.5.5; and provided further, that the issuance of any Shares which results in an adjustment of the Conversion Price pursuant to any subsection of this Section 5.2.5.5 shall not result in any further adjustment of the Conversion Price under this Section 5.2.5.5:

                                  .1       Reclassification, Consolidation or
                          Merger. In case of any reclassification or change of outstanding Common Shares issuable upon conversion of Preferred Shares (other than as a result of a subdivision or combination), or in case of any consolidation, merger or combination of the Trust with or into another entity (other than a merger or combination with another entity in which the Trust is the surviving Trust and which does not result in any reclassification or change -- other than as a result of a subdivision or combination --of outstanding Common Shares issuable upon such conversion, and other than a consolidation or merger with CalREIT), the rights of the holders of the outstanding Preferred Shares shall be adjusted in the manner described below:

                                        .1      In the event that the Trust is
                                  the surviving entity, the Preferred Shares shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion thereof the holder of the Preferred Shares being converted shall procure, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such reclassification, change, consolidation, combination or merger by the holder of each Common Share issuable upon such conversion had conversion occurred immediately prior to such reclassification, change, consolidation, combination or merger. Such Preferred Shares shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.2.5. The provisions of this clause (1) shall similarly apply to successive reclassifications, changes, consolidations, combinations and mergers.

                                        .2      In the event that the Trust is
                                  not the surviving entity, the surviving
                                  entity shall, without payment of any
                                  additional consideration therefor, issue new
                                  Preferred Shares, providing that upon
                                  conversion thereof, the holders thereof shall procure in lieu of each Common Share theretofore issuable upon conversion of the Preferred Shares the kind and amount of Shares, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each Common Share issuable upon conversion of the Preferred Shares had such conversion occurred immediately prior to such reclassification, change, consolidation or merger. Such new Preferred Shares shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
                                  5.2.5.  The provisions of this clause (2)
                                  shall similarly apply to successive
                                  reclassification, changes, consolidations, combinations and mergers.

                                  .2       Subdivision or Combination of
                          Shares. If the Trust, at any time while any of the Preferred Shares is outstanding, shall subdivide or combine its Common Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of Shares, as of the effective date of such subdivision, or if the Trust shall take a record of holders of its Common Shares for the purpose of a subdividing, as of such record date, whichever is earlier; or shall be proportionately increased, in the case of combination of Shares, as of the effective date of such combination or, if the Trust shall take a record of holders of its Common Shares for the purpose of so combining, as of such record date, whichever is earlier.

                                  .3       Certain Dividends and Distributions.
                          If the Trust, at any time while any of the Preferred Shares is outstanding, shall:

                                        .1      Stock Dividends.  Pay a
                                  dividend payable in, effect a split-up of, or make any other distribution of Common Shares, the Conversion Price shall be adjusted, as of the date the Trust shall take a record of the holders of its Common Shares for the purpose of receiving such dividend, stock split or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying the Conversion Price by a fraction (1) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend, split-up or distribution and (2) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend, split-up or distribution (plus in the event that the Trust paid cash for fractional Shares, the number of additional Shares which would have been outstanding had the Trust issued fractional shares in connection with said dividend, split-up or distribution); or

                                        .2      Liquidating Dividends, etc.
                                  Make a distribution of its property to the holders of its Common Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of California if the Trust were a general business corporation, the holders of the Preferred Shares shall, upon conversion thereof, be entitled to receive, in addition to the number of Common Shares receivable thereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of Common Shares of the Trust receivable upon such conversion, had they been the holders of record of such Common Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

                                  .4       Issuance of Common Shares at Less
                          Than Conversion Price. In the event that after the date of issuance of the Preferred Shares the Trust issues Common Shares or Common Share Equivalents (as hereinafter defined) at an issue price less than the Conversion Price, the Conversion Price shall be reduced to an amount equal to the weighted average of the issue prices of all Common Shares and Common Share Equivalents then outstanding. For this purpose, the issue price of all Common Shares issued on or before the effective date of this Declaration shall be deemed to be equal to the Two Dollars ($2.00) per Share. A Common Share Equivalent shall mean any security that is treated as a Common Share for purposes of computing fully diluted earnings per share under generally accepted accounting principles, but shall not include the Preferred Shares.

                                  .5       Notice of Adjustments.  Whenever the
                          Conversion Price shall be adjusted pursuant to
                          Section 5.2.5.5 hereof, the Trust shall make a certificate signed by the Chairman of the Board and by its chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Trust made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to each holder of Preferred Shares at its address shown on the books of the Trust. The Trust shall make such certificate and mail it to each holder promptly after each adjustment.

                          .6      No Reissuance of Preferred Stock.  No
Preferred Shares which have been converted into Common Shares shall be reissued by the Trust.

                 5.2.6 Redemption. Upon the earlier to occur of (A) any event specified in clauses (A) through (G) of Section 5.2.4.2 for which the affirmative vote or consent of holders or Preferred Shares required under
Section 5.2.4.2. has not been obtained, (B) any failure by the Trust on or after October 1, 1998, to declare and pay any cash dividend on the Preferred Shares on the payment due dates and in the amounts described in Section 5.2.2 hereof, if such failure shall continue in whole or in part for a period of 90 days from the payment due date, or (C) the sixth anniversary of the date that any Preferred Shares are first issued, the Trust shall redeem all issued and outstanding Preferred Shares not more than 10 days following the date of such event for cash at a redemption price per share equal to the Stated Value plus an amount equal to all unpaid dividends accrued thereon to the date of redemption; provided, however, that the right of redemption under clause (A) of this Section 5.2.6 may be waived by affirmative vote or consent of the holders of at least a majority of the issued and outstanding Preferred Shares. If the Trust fails to redeem all issued and outstanding Preferred Shares within 10 days after the occurrence of any of the events specified in this Section 5.2.6, all Shares which have not been redeemed (at the option of the Trust) shall be converted to Common Shares as provided in Section 5.2.5.3.

               5.2.7 Optional Redemption. The Trust may, in its sole discretion, elect to redeem all or any portion of the outstanding Preferred Shares, at a price per share equal to the Stated Value, plus any accrued but unpaid dividends on the Preferred Share, so long as:

                                  .1       The Trust has paid in cash the
                          entire principal amount of all Interest Deferral Notes (as defined in the Note Agreement) as delivered to Noteholders (as defined in the Note Agreement) and all accrued interest thereon, and the period on which the Trust may issue Interest Deferral Notes in lieu of cash payments of interest has expired; and

                                  .2       All amounts owing under the New
                          Credit Line (as defined in the Note Agreement) and the Redding Hotel Improvement Loan (as defined in the Note Agreement) have been paid in full.

         Section 5.3      Shareholder's Interest in Trust

         The interest in the Trust of each Shareholder consists of his right to enforce the performance of the Trust, including the right to participate in all distributions of Trust income or principal according to the proportion which the number of Common Shares or Preferred Shares held by him bears to the total number of Common Shares or Preferred Shares , respectively, then outstanding. Such interest is personal property. During the continuance of the Trust, no Shareholder or his legal representative or successor shall be entitled to a partition of Trust property or, except as herein provided, to an accounting, nor shall the Trust be in any manner affected by the death, incapacity, dissolution, termination or bankruptcy of any Shareholder, or by the transfer of any Share or Shares of the Trust.

         Section 5.4      Agreement of Shareholders

         Each of the Shareholders, severally but not jointly, by becoming a Shareholder hereunder, hereby agrees with the Trustees and their successors in office that he accepts and agrees to, and shall be bound and governed by, the provisions, terms, and conditions of this Declaration in the same manner as if he had personally executed the same.

         Section 5.5      Nonassessability of Shares

         No assessment shall ever be made upon the Shares of the Trust.

         Section 5.6      Issuance of Certificates

         Every Shareholder shall be entitled to receive a share certificate in such form as the Trustees shall from time to time approve. There shall be stated on each share certificate the certificate number, the date of its issuance, the number of Shares represented thereby, and the name of the Shareholder. All certificates shall be for full Shares. No certificates for fractional shares shall be issued.

         Section 5.7      Authentication of Certificates

         Each certificate shall bear the signatures of the chairman or a vice-chairman of the Board of Trustees and the secretary or an assistant secretary of the Trust, and if there shall be an independent transfer agent or registrar, the countersignature of an officer thereof duly authorized for the purpose. The signatures of the chairman or a vice-chairman of the Board, the secretary or an assistant secretary of the Trust, and the designated officer of any independent transfer agent or registrar, may be facsimile reproductions. The validity of a share or certificate therefor shall not be affected by the fact that at the time of issuance of the certificate one or more persons whose signatures where duly authorized when placed thereon are no longer authorized to sign the same.

         Section 5.8      Replacement Certificates

         Lost, stolen, mutilated or destroyed certificates shall be replaced subject to such conditions of proof and indemnity as the Trustees may determine to impose.

         Section 5.9      Only Registered Holder Recognized

         A register shall be kept under the direction of the Trustees, which shall contain the names and addresses of the Shareholders, the number of Shares of each class of Shares held by them respectively, the numbers of the certificates representing the same, and a record of all transfers thereof.
Only the Shareholder designated in such register as the holder of a share certificate shall be recognized for purposes of the Trust as having any interest in such certificate or the Shares represented thereby, and neither the Trust nor any person connected therewith shall be bound by any notice to the contrary, but in cases of dispute the Trustees may require that the certificate in question be submitted for inspection and that the registered Shareholder's title thereto be satisfactorily established. A holder may be registered as a fiduciary, and customary words may be employed to identify the fiduciary relationship.

         Section 5.10       Shareholder's Transfer of Shares

         Excepting transfers by operation of law, Shares shall be transferable on the records of the Trust only by the record holder thereof or by his agent duly authorized in writing, upon delivery to the Trustees or a transfer agent of the Trust, if any, of the certificate or certificates therefor, properly endorsed or accompanied by duly executed instrument or instruments of transfer, together with such evidence of the genuineness of each such endorsement, execution and authorization and of other matters as may reasonably be required. Upon such delivery and proof, the transfer shall be recorded upon the register of the Trust, and one or more new certificates shall be issued to those entitled thereto by reason of such transfer. Until the transfer is so recorded, the Shareholder designated by the register as the holder of such Shares shall be deemed to be the holder thereof for all purposes of the Trust, and neither the Trustees nor any transfer agent or registrar, nor any officer or agent of the Trust, shall be affected by any notice of any proposed transfer. The Trustees may establish particular procedures to govern the assignment of Shares for security purposes. No Shareholder may demand that the Trust or the Trustees redeem his Shares. No certificates for fractional Shares shall be issued.

         Section 5.11       Transfers by Operation of Law

         Any person becoming entitled to any Share in consequence of the death, dissolution or bankruptcy of any shareholder, or in any other way than in
Section 5.10 provided, may be entered upon the register as the holder thereof and receive a new certificate therefor, upon delivery of the existing certificate and such proofs as may be required to the Trustees or any transfer agent of the Trust. The transfer shall have no effect until entered upon the register, and notice given to any person prior to such entry shall likewise be ineffective for any purpose. No certificates for fractional shares shall be issued.

         Section 5.12       Trust Agents as Shareholders

         Any Trustee, officer, agent or employee of the Trust may, in his individual capacity, acquire or dispose of Shares of the Trust.

         Section 5.13 Right to Refuse to Transfer Shares; Acquisition Restriction; Redemption Rights

                 5.13.1 Whenever it is deemed by them to be reasonably necessary to protect the status of the Trust as a "real estate investment trust" for federal income tax purposes, the Trustees may require a statement or affidavit from each proposed transferee of Trust shares setting forth the number of Shares already owned by him and any related person specified in the form prescribed by the Trustees for that purpose. If, in the opinion of the Trustees, the proposed transfer may jeopardize the qualification of the Trust as a "real estate investment trust" under the Code, or result in a

Change-in-Control Transaction, the Trustees shall have the right, but not a duty, to refuse to transfer the Shares to the proposed transferee. All contracts for the sale or other transfer of Shares of the Trust shall be subject to this provision.

                 5.13.2 Notwithstanding any other provision of this Declaration of Trust to the contrary, any purported acquisition of Shares of the Trust which would result in the disqualification of the Trust as a real estate investment trust under the Code shall be null and void.

                 5.13.3 All persons who own 5% or more of any class of the Trust's outstanding Shares shall file with the Trust an affidavit setting forth the number of Shares (i) owned directly (held of record by such person or by a nominee or nominees of such person), (ii) owned indirectly (by reason of Sections 542, 544 and 856 of the Code or for purposes of Rule 13(d) under the 1934 Act) by the person filing the affidavit, and (iii) owned by an person who would be considered as acting in concert with such person as determined under
Section 5.2.4.2. The affidavit to be filed with the Trust shall set forth all the information required to be reported (i) in returns of Shareholders under Treasury Regulations Section 1.857-9 and (ii) in reports to be filed under
Section 13(d) of the 1934 Act. The affidavit or an amendment to a previously filed affidavit shall be filed with the Trust annually within 60 days after the close of the Trust's taxable year, and prior to any transfer or attempted transfer of Shares by or to such person, so long as immediately prior to or subsequent to the transfer or attempted transfer such person owns 5% or more of the Trust's outstanding Shares.

                 5.13.4 The Trustees may redeem such Shares as they deem necessary when, in good faith, the Trustees determine that failure to redeem such Shares will result in the Trust's failure to qualify as a real estate investment trust under the Code. All such Shares may be redeemed by the Trust, in the discretion of the Trustees, by mailing a written notice of redemption to the holder of such Shares not less than one week prior to the redemption date as set by the Trustees and included in the notice. The redemption price to be paid for such Shares shall be equal to (i) the average of the high and low sales prices of the shares of such class or series on the last business day prior to the redemption date on the principal national securities exchange on which such shares are listed or admitted to trading, or (ii) if such shares are not so listed or admitted to trading, the average of the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected from time to time by the Trust for the purpose, or (iii) if not determinable as aforesaid, as determined in good faith by the Trustees. From and after the date fixed for redemption by the Trustees, the holder of any Shares of so called for redemption shall cease to be entitled to any distributions and other benefits with respect to such Shares, except only the right to payment of the redemption price fixed as aforesaid.

                 5.13.5 The provisions of this Section 5.13 relating to transactions which could affect the Trust's qualification as a "real estate investment trust" under the Code shall be applicable only during fiscal years of the Trust for which the Trustees determine that the Trust can reasonably expect to meet the requirements for election to be taxed as a "real estate investment trust" under the Code and that it is in the best interests of the Trust and the Shareholders that the Trust make such election.

         Section 5.14       Cancellation of Old Shares

         Prior to the effective date of this Declaration, the Trust had outstanding a single class of beneficial interests designated as "shares" (the "Old Shares"). Effective as of the date hereof, all issued and outstanding certificates representing Old Shares are hereby canceled and terminated, and all issued and outstanding Old Shares are hereby converted into Common Shares and cash, without necessity for further action either by the Trust or the holders of the Old Shares. The number of Common Shares issued to holders of Old Shares is the number determined pursuant to Article IV.B.22 and .23 of the Plan. The Trustees shall record on the books of the Trust the names of former holders of the Old Shares and the number of Common Shares issued to such holders pursuant to the conversion provided for in this Section 5.14 and the Plan. Upon receipt of a request of a former holder of Old Shares, or when and to the extent they deem practicable, the Trustees shall issue to the persons entitled thereto certificates for Common Shares issued pursuant to the conversion provided for in this Section 5.14 and the Plan.

                                  ARTICLE VI.

                                   DIVIDENDS

         Section 6.1       Declaration and Payment

         Subject to Section 5.2, relating to Preferred Shares, the Trustees shall declare dividends, payable from the assets of the Trust, in money or otherwise, at such times, in such amounts and from such sources, whether income, surplus, capital, or any combination thereof, as they in their discretion may determine, and cause the same to be distributed to the shareholders in amounts proportionate to the number of shares held by each Shareholder. The Trustees may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or a distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

         Section 6.2      Statement of Source

         Any distributions to Shareholders shall be accompanied by a statement in writing identifying the source or sources to which the distribution is charged. In case of doubt as to source, the writing shall so state, and the required statement as to source shall be forwarded to Shareholders not later than 60 days after the

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
close of the fiscal year in which the distribution of doubtful source is made.

                                  ARTICLE VII.

                                   ACCOUNTING

         Section 7.1      Standard

         The books and records of the Trust shall be kept in conformity with generally accepted principles of accounting, consistently applied.

         Section 7.2      Inspection of Records

         The share register or a duplicate thereof, the books of account, and minutes of proceedings of the Shareholders and the Board of Trustees and of committees of the Trustees, shall be open to inspection at any reasonable time upon the written demand of any Shareholder, made upon the secretary or any assistant secretary of the Trust, for a purpose reasonably related to his interests as a Shareholder, and shall be exhibited at any time when required by the demand at any Shareholders' meeting of ten percent of the Shares represented at the meeting. Inspection by a Shareholder may be made in person or by agent or attorney. The right of such inspection shall include the right to make extracts. Each Trustee shall have the right at all reasonable times during his term of office to inspect the records and property of the Trust.

         Section 7.3      Annual Audit

         The Trustees shall cause to be prepared at least annually, at the expense of the Trust, a report of Trust operations, containing a balance sheet and a statement of income and surplus and an opinion of an independent certified public accountant on the financial statement. Such opinion shall be based on an examination of the books and records of the Trust which is not materially limited in scope and is made in accordance with generally accepted auditing procedures. Within one hundred fifty (150) days after the close of the period covered by the report, a signed copy of such report and opinion shall be filed with the Trustees, and a copy thereof shall be sent to each Shareholder.

         Section 7.4      Interim Reports

         Interim reports, containing a current balance sheet which may be unaudited, shall be prepared at least quarterly and shall be furnished within a reasonable time after the close of the quarter to each Shareholder.

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



                                 ARTICLE VIII.

                            MEETINGS OF SHAREHOLDERS

         Section 8.1      Annual Meeting

         The annual meeting of the Shareholders shall be held on a business day during the fifth or sixth calendar month of the Trust's fiscal year, between 9:00 a.m. and 10:00 p.m., at Sacramento, California, or at such other location in the State of California as the Trustees shall elect, provided, however, that no annual meeting shall be held during calendar year 1995. Notice of the date, hour and place of the meeting as determined by resolution of the Trustees, and the annual report of Trust operations required by Section 7.3, shall be mailed to shareholders at least 14 days before the day of the meeting.

         Section 8.2      Special Meetings

                 8.2.1 Special meetings of Shareholders may be called at any time and place by a majority of the Trustees. The Trustees shall cause a special meeting to be called upon receipt of the written request of the holders of more than twenty-five percent (25%) of the outstanding Shares of each class of Shares entitled to vote on any matter to be considered at such meeting, which request shall specify the purpose or purposes for which such meeting is to be called. Such special meeting shall be held not less than 35 nor more than 90 days following receipt by the Trustees of such written request of Shareholders. If for any reason an annual meeting of Shareholders as herein provided for shall be omitted, a special meeting of Shareholders may subsequently be held in lieu thereof and the business of the annual meeting may be transacted thereat.

                 8.2.2 Notwithstanding Section 8.2.1, upon the written request of the holders of that number of then outstanding Preferred Shares which equal at least 10% of the aggregate number of Preferred Shares then outstanding addressed to the Trustees at the principal office, the Trust shall give notice of a special meeting of the holders of Preferred Shares for the election of a Preferred Designee to fill any vacancy caused by the failure of the holders of Preferred Shares to elect a Preferred Designee or by the death, resignation or other inability to serve of the Preferred Designee, to be held not less than 35 nor more than 60 days following receipt by the Trustees of such written request. The record date for any such special meeting shall be the date of receipt by the Trustees of such written request. If a notice of a special meeting requested as aforesaid shall not be transmitted by the Trustees within 20 days after receipt of the request, then the holders of at least 10% of the Preferred Shares may designate in writing one of their number to call such meeting, and the person so designated may call such meeting at the place designated in the Declaration or the By-Laws of the Trust for meetings of the Shareholders and upon not less than 10 nor more than 60 days' notice and for that purpose shall have access to the Share register of the Trust.

         Section 8.3      Action Without Meeting

         Whenever holders of the Preferred Shares or Common Shares are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the outstanding Preferred Shares or Common Shares, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

         Section 8.4      Notice

         Notice of all meetings of Shareholders shall be given at the direction of the Trustees by the secretary or any other officer authorized by the Trustees, and shall be mailed not less than 14 days nor more than 60 days before the day of the meeting to each Shareholder at his address as given in the register, or lacking such address, to such Shareholder addressed to the principal office of the Trust. No business shall be transacted at any special meeting of Shareholders unless notice of such business has been given in the call for the meeting. Any adjourned meeting may be held as adjourned, without further notice.

         Section 8.5      Effect of Action

         Except as otherwise expressly provided by law or this Declaration, no action taken by the Shareholders at any meeting shall in any way bind the Trustees in their management of the Trust.

         Section 8.6      Record Date

         Except as provided in Section 6.1, relating to dividends on Preferred Shares, the Trustees may, without closing the transfer books, fix a date not more than 45 days prior to the date of any meeting of Shareholders or dividend payment as a record date for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof, or to receive such dividend. Any person who is a registered Shareholder at the time so fixed shall be entitled to vote or receive such dividend even though he has since that date disposed of his Shares, and no Shareholder becoming such after that date shall be so entitled to vote at such meeting or any adjournment thereof or to receive such dividend.

         Section 8.7      Quorum

         A majority of the outstanding Shares of each class entitled to vote on any matter to be voted on at a meeting of Shareholders represented in person or by proxy shall constitute a quorum at any such meeting. The Shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum. In the absence of a quorum, any meeting of Shareholders may be adjourned from time to time, up to and including the 45th day following the originally noticed meeting date by an affirmative vote of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting. At any meeting of Shareholders called for the purpose of election of Trustees, holders of at least a majority of the outstanding Preferred Shares, present in person or by proxy, shall be sufficient to constitute a quorum for the election of a Preferred Designee.

         Section 8.8      Voting of Shares

                 8.8.1 Subject to the terms of Preferred Shares, which may at the time be outstanding, each Common Share shall be entitled to one vote; provided, that only holders of record as of the record date for the meeting shall be entitled to vote at any meeting of Shareholders. Whenever any action is to be taken by the Shareholders, it shall, except as otherwise required by this Declaration or the provisions of any series of Preferred Shares which may at the time be outstanding or by law, be authorized either by the affirmative vote of a majority of the votes cast at a meeting of Shareholders by holders of Common Shares entitled to vote thereon, or by written consents setting forth the action so taken and signed by the holders of a majority of all outstanding Common Shares entitled to vote thereon.

                 8.8.2 Whenever the vote or written consent of Shareholders is required or permitted under this Declaration, such vote or consent may be given either in person or by proxy. The trustees may solicit such proxies from the Shareholders or any of them in any matter requiring or permitting the Shareholders' vote or written consent. No proxy for any meeting of Shareholders shall be effective unless such proxy shall have been received in the office of the Trust, or such other location designated by the Trustees and indicated in the material soliciting the proxies, for verification prior to the meeting.

                 8.8.3 When a Share entitled to vote is held jointly by several persons, any one of them may vote at any meeting in person or by proxy with respect to such Share, but if more than one of them shall be present at such meeting in person or by proxy and such joint owners or their proxies so present disagree as to any vote to be cast, no vote shall be received with respect to such Share.

                 8.8.4 Every Shareholder entitled to vote at any election of trustees may cumulate such Shareholder's votes and give one candidate a number of votes equal to the number of Trustees to be elected multiplied by the number of votes to which the Shareholder's Share are normally entitled, or distribute the Shareholder's votes on the same principle among as many candidates as the Shareholder thinks fit, provided however, that no Shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such Shareholder normally is entitled to cast) unless such candidate or candidates' names have been placed in nomination prior to the voting and the Shareholder has given notice at the meeting prior to the voting of the Shareholder's intention to cumulate the Shareholder's votes. If any one Shareholder has given such notice, all Shareholders may cumulate their votes for candidates in nomination.

         Section 8.9      Annual Report

         At each annual meeting of Shareholders, the Trustees shall present a report upon the affairs of the Trust and upon its business and operations.

                                  ARTICLE IX.

                               DURATION OF TRUST

         Section 9.1      Duration

         Unless terminated at an earlier date, the Trust shall terminate twenty-one (21) years after the death of the last survivor of the following named persons: WILHELM BERGER, ANDREW R. LOLLI, JEAN P. NIELSEN, G. ROBERT HENRY, LYNES DOWNING, JACK KRYSTAL, BRUCE E. BEDIG, CLAYTON W. BRUNSELL, JAMES
H. THOMAS, and ROSE J. SUNDQUIST.

         Section 9.2      Early Termination

         The Trust shall be irrevocable. Subject to the provisions of the Preferred Shares, the Trust may be terminated or dissolved only upon the affirmative vote or written consent of sixty-six and two-thirds percent (66-2/3%) of the outstanding Common Shares of the Trust entitled to vote.

         Section 9.3      Procedure Upon Termination

         Upon termination of the Trust, subject to the provisions of the Preferred Shares, the Trustees shall cause such liquidation of Trust assets as they deem desirable, shall pay or make adequate provision for all liabilities of the Trust, whether present or contingent, and shall distribute the remaining Trust assets, either in kind or in money or both, to the Shareholders in proportion to their Shareholdings.

                                   ARTICLE X.

                          INTERPRETATION AND AMENDMENT

         Section 10.1       California Laws Govern

         This Declaration of Trust is executed and delivered in the State of California, and its provisions and all rights, powers, privileges, trusts, duties and obligations hereunder and under all share certificates shall be governed by the laws of the State of California and of the United States of America.

         Section 10.2       Headings

         The use of headings in this Declaration of Trust is solely for convenience, and all such headings shall be disregarded in the construction of its provisions.

         Section 10.3       Amendments

         Except as provided in Section 10.4, any amendment to this Declaration of Trust shall be in writing and, subject to the terms of Section 10.4 and the provisions of the Preferred Shares, shall require and shall be effective upon the affirmative vote or written consent of seventy-five percent (75%) the outstanding Common Shares of the Trust entitled to vote.

         Section 10.4       Amendment Without Shareholder Approval.

         Notwithstanding Section 10.3, seventy-five percent (75%) of the Trustees then in office may amend this Declaration without the vote or consent of Shareholders to the extent (i) such action is within the powers granted to the Trustees pursuant to Section 3.11 of this Declaration, and (ii) the Trustees deem it necessary for the Trust to qualify as a real estate investment trust under the Code, or to conform this Declaration to any other applicable laws, rulings or regulations; provided that the Trustees shall in no event be liable for failing to so amend the Declaration. The Trustees shall cause notice of any such amendment to be mailed to Shareholders within 30 days following such amendment.

         Section 10.5       Recording Amendments

         Following the adoption of any amendment hereto, the secretary of the Trust and the chairman of the Board of Trustees shall execute and file for record an instrument which sets forth such amendment.

         IN WITNESS WHEREOF, the individuals above named, comprising the Trustees of the Trust, have hereunto set their hands on the date first above written.



                                                 _______________________________
                                                 Doris V. Alexis



                                                 _______________________________
                                                 Albert S. Rodda



                                                 _______________________________
                                                 Steven H. Gold



                                                 _______________________________
                                                 Howard E. Cohn



                                                 _______________________________
                                                 Richard Rathfon

STATE OF CALIFORNIA                        )
                                           ) SS:
COUNTY OF LOS ANGELES                      )


                 On __________________________, 1994, before me,
____________________________, a Notary Public, personally appeared DORIS V. ALEXIS known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                 WITNESS my hand and official seal.


                                           Signature ___________________________
                                                                          (Seal)




STATE OF CALIFORNIA                        )
                                           ) SS:
COUNTY OF LOS ANGELES                      )


                 On __________________________, 1994, before me,
____________________________, a Notary Public, personally appeared ALBERT S. RODDA, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                 WITNESS my hand and official seal.


                                           Signature ___________________________
                                                                          (Seal)

STATE OF CALIFORNIA                        )
                                           ) SS:
COUNTY OF LOS ANGELES                      )


                 On __________________________, 1994, before me,
____________________________, a Notary Public, personally appeared STEPHEN H. GOLD known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                 WITNESS my hand and official seal.


                                           Signature ___________________________
                                                                          (Seal)




STATE OF CALIFORNIA                        )
                                           ) SS:
COUNTY OF LOS ANGELES                      )


                 On __________________________, 1994, before me,
____________________________, a Notary Public, personally appeared HOWARD E. COHN, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                 WITNESS my hand and official seal.


                                           Signature ___________________________
                                                                          (Seal)

STATE OF CALIFORNIA                        )
                                           ) SS:
COUNTY OF LOS ANGELES                      )


                 On __________________________, 1994, before me,
____________________________, a Notary Public, personally appeared RICHARD RATHFON, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                 WITNESS my hand and official seal.


                                           Signature ___________________________
                                                                          (Seal)